Exhibit 10.1

Edward Spehar

[Address]

Dear Ed,

I am excited to invite you to join Brighthouse Financial, Inc. (together with its corporate affiliates, “Brighthouse Financial”) in the role of Chief Financial Officer (“CFO”), and I look forward to your contributions to the success of our organization. In your new role, you will report to Eric Steigerwalt, at an initial annual base salary of $600,000 payable bi-weekly. Based on our discussions and provided you successfully complete the remainder of our pre-employment process, we anticipate your first day of employment will be on July 29, 2019, and that you would assume the role of CFO, effective August 12, 2019. Upon joining our organization, you will be employed by Brighthouse Services, LLC (the “Company”) and your work location will be Charlotte, NC.

Your total compensation opportunity includes your base salary, and annual short-term and long-term incentives. The annual short-term incentive target opportunity for which you will initially be considered is 140% of your annualized base salary, and the long-term incentive target opportunity target for which you will initially be considered is $1,050,000. The annual short-term incentive award for which you will be considered will be prorated based on the number of months worked during this year. You will be eligible for an annual long-term incentive award for this performance year. All awards are discretionary, with no amounts or targets guaranteed, and they are subject to individual performance and Brighthouse Financial’s achievement of performance goals. Awards are generally made by the middle of March following the performance year. You must be actively employed on the date of any payments or grants, as determined by the applicable plan or program, to receive such awards.

You will receive a one-time cash sign-on payment of $597,900 which will be paid to you in the first paycheck following 30 completed calendar days of service. In the event that you voluntarily terminate your employment for any reason whatsoever or your employment is terminated for cause before the first anniversary of the date you begin employment, you will repay the full amount of this payment to the Company to the extent permissible under law.

If you become employed by the Company, you will receive the following: a grant of Restricted Stock Units (“RSUs”) in the amount of $197,000 that vest on the first anniversary of the grant date, plus an additional grant of RSUs in the amount of $330,300 that vest on the third anniversary of the grant date, each in a number of RSUs determined based on the value of common stock of Brighthouse Financial, Inc. at market close on the grant date, subject to applicable Compensation Committee and other approvals and the other terms described below. We expect these RSUs to be granted on or about September 3, 2019 (subject to your continuous employment through the grant date). The RSUs will be subject to cliff vesting per the above listed timelines and will be calculated from the grant date. You must remain continuously employed at Brighthouse during this vesting period. The RSUs will be subject to the terms of the Restricted Stock Unit Agreement and applicable Stock and Incentive Compensation Plan. In no event will payment be made on a date later than March 1st of the year after vesting.

The above will be granted, paid or delivered provided you remain continuously employed by the Company and in good standing through each such grant, payment and vesting date. If you are not actively employed by the Company for any reason on the dates noted above, other than an involuntary termination not for cause, you will forfeit any ungranted or unpaid amounts. Note that these awards or payments are not eligible for deferral into any non-qualified deferred compensation plan and will be taxed as wages as and when paid to you, as further described below.

You will be eligible for relocation benefits identified in and pursuant to the terms of the applicable Company Relocation Policy. Upon receipt of your signed acceptance of this offer, the Company will authorize our designated relocation management firm to contact you to discuss available benefits and guide you through the relocation process. To ensure you qualify for relocation benefits, please do not contact or sign any agreement with a real estate agent for home sale or home purchase until you are contacted by the Company’s relocation vendor. Please note that under the applicable Company Relocation Policy you may be required to reimburse all or a portion of relocation assistance paid by the Company in accordance with the terms of the relocation agreement.

The Company has a competitive and comprehensive array of benefits designed to provide eligible employees with choice and flexibility. You will be eligible for healthcare and dental coverage, flexible spending accounts, disability income benefits, group life insurance, and 401(k) and profit-sharing plans, as well as several voluntary programs such as legal services and commuter benefits. Your participation in the Company’s benefit programs are subject to the terms of each benefit plan. More specific information about your benefits will be delivered shortly after your employment date. If you are a prior MetLife employee, you acknowledge that you will not be given credit for any prior years of service with MetLife or any MetLife affiliate for any purpose whatsoever.

Income taxes, including employment taxes, will be withheld and deposited as appropriate to each payment type described in this letter. Please review the specific information that will be provided to you regarding each type of award or program described in this letter, because tax consequences can vary depending on the type of payment.

In a full calendar year, you will be eligible for 25 paid time off (PTO) days. You will be eligible for a prorated value of 13 PTO days through the balance of 2019. In addition, you will be eligible for 12 paid holidays; holiday schedules will vary based on the department and/or calendar dates of the holidays. If fewer than 12 holidays are observed in each calendar year, the remaining number will be converted into floating holidays. The Company’s Paid Time Off (PTO) and Holiday policies contain additional information concerning conditions for eligibility, use and payment of PTO and holidays.

This offer, and the provision or receipt of any benefits described in this offer, is contingent on your successful completion of the Company’s pre-employment processes, including a satisfactory background check, which may include fingerprinting, professional reference checks, and any other validations as deemed relevant or necessary. This offer is subject to withdrawal if, among other circumstances, the background check, reference checks or other validations do not meet Company requirements. In addition, this offer is contingent upon: (1) your execution of the Company’s Agreement to Protect Corporate Property that includes, among other things, certain restrictions on your ability to use or disclose Brighthouse Financial’s confidential information or to solicit Brighthouse Financial’s customers, employees or agents after your employment with the Company ends; and (2) your acknowledgment and agreement to Brighthouse Financial’s Insider Trading Policy, Antitrust Policy (if applicable), and Code of Conduct.

This offer of employment is based on our confidence that your employment with the Company will be a mutually rewarding and enriching experience, but it is not an employment contract, and does not represent a guarantee of continued employment for any period of time. Employment at the Company is “at will,” which means that either you or the Company may terminate the relationship at any time with or without cause or notice.

Ed, I look forward to you formally accepting our job offer, and I am confident you will be a great addition to the team. There are many opportunities to contribute to the achievement of our vision and strategic objectives.

Please accept this offer by signing below.

Please feel free to give me a call with any questions that you may have at 980-949-xxxx.

Sincerely,

/s/ Vonda Huss

Vonda Huss

Chief Human Resources Officer

Accepted:

/s/ Edward Spehar	July 24, 2019
Edward Spehar	Date

3